UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 23, 2010

VERINT SYSTEMS INC.
(Exact name of registrant as specified in its charter)

Delaware	0-49790	11-3200514
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

330 South Service Road, Melville, New York	11747
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (631) 962-9600

None
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Officer Employment Agreement
On February 23, 2010, Verint Systems Inc. (the “Company”) entered into an employment agreement (the “Employment Agreement”) with Dan Bodner for his services as President and Chief Executive Officer of the Company, reporting to the Board of Directors of the Company (the “Board”).
The Employment Agreement provides for Mr. Bodner’s employment as President and Chief Executive Officer for the Company for an initial term commencing on February 23, 2010 and ending January 31, 2012, subject to automatic extensions for successive one-year terms unless earlier terminated or not extended by the Company or Mr. Bodner. Pursuant to the Employment Agreement, Mr. Bodner will receive an annual base salary of $600,000. The base salary may be increased (but not decreased) in the sole discretion of the Compensation Committee of the Board (the “Committee”). Mr. Bodner will be eligible to receive an annual cash bonus award with a target bonus opportunity equal to $600,000 upon the achievement of certain performance goals, established by the Committee.
During the term of employment, Mr. Bodner will be entitled to receive annual equity and/or long-term incentive awards on a basis no less favorable than such awards are made to other executive officers and consistent with past practices for awarding equity to Mr. Bodner. In addition, during the term of employment, Mr. Bodner will be entitled to participate in all employee benefit plans and fringe benefit plans in a manner no less favorable than other executive officers.
If the Company’s financial statements certified by Mr. Bodner for the year ending January 31, 2010 or thereafter are required to be restated due to material noncompliance with U.S. securities laws as a result of misconduct by Mr. Bodner, Mr. Bodner, at the request of the Committee, will be required to forfeit or return all or a portion of any bonus or any incentive award made to Mr. Bodner in respect of that fiscal year during the employment term.
Upon Mr. Bodner’s termination of employment by the Company without cause or by him for good reason, Mr. Bodner will be entitled to receive a lump sum payment in an amount equal to 1.5 times (2.5 times if such termination qualifies as a change in control termination) the sum of his base salary and target bonus. Mr. Bodner will also be eligible to receive a pro rata annual bonus that he would have been entitled to receive for the fiscal year in which his termination date occurs, based on Mr. Bodner’s performance as if he attained target and the Company’s actual performance, payable at the same time bonuses are paid to other executive officers; provided, that if such termination qualifies as a change in control termination, the pro rata bonus will instead be based on the highest target bonus in effect (i) immediately prior to his termination, (ii) immediately prior to the first event or circumstance constituting good reason in connection with such departure, or (iii) for the year immediately preceding the year in which the change in control occurs, and such pro rata bonus will be paid in a lump sum payment. For a period of 18 months following his termination of employment, the Company will reimburse Mr. Bodner’s COBRA premiums as well as continue certain other benefits Mr. Bodner was receiving at the time of his termination of employment. In addition, all outstanding equity awards will vest upon such termination of employment, whether or not such termination qualifies as a change in control termination. Finally, whether or not Mr. Bodner's employment is terminated, all outstanding equity awards that are not assumed in connection with a corporate transaction will fully vest.

In addition, if any payment to Mr. Bodner by the Company or any of its affiliates is subject to an excise tax because the payment constitutes a “parachute payment”, then Mr. Bodner will receive an additional payment to offset the impact of the excise tax.
The foregoing severance payments and other benefits are subject to Mr. Bodner executing and delivering a release to the Company within 60 days of such termination.
Mr. Bodner is also subject to certain restrictive covenants, including a non-compete, for a period of 18 months if Mr. Bodner is terminated without cause or resigns for good reason, or 12 months for any other termination.
The foregoing description does not purport to be complete and is qualified in its entirety by reference to the full text of the Employment Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated by reference herein.
Other Compensation Related Matters
Mr. Bodner’s base salary and bonus pool allocation for the year ended January 31, 2010 were established subject to the execution of the Employment Agreement described above. Mr. Bodner received no increase in his base salary or target bonus from the prior year.
The executive officer bonus pool established by the Committee for the year ending January 31, 2010 is equal to 3% of non-GAAP operating income for such year. Subject to the execution of his Employment Agreement, the Committee approved an allocation of up to 41.4% of such bonus pool to Mr. Bodner (with a target payout equal to 12.5% of such pool), but reserved the right to adjust allocations under the pool based on, among other things, certain quantitative corporate performance, regional performance, and days sales outstanding (DSO) goals, and certain qualitative management by objective (MBO) goals approved by the Committee; provided, that any such adjustment must be consistent with and subject to the requirements set forth in Section 162(m) of the Internal Revenue Code with respect to individuals who are “covered employees” within the meaning of Section 162(m) and may not result in an actual bonus payout that is less than 80% of the amount Mr. Bodner would receive, if any, if the bonus opportunity were based solely on the quantitative performance criteria described above.
Item 9.01 Financial Statements and Exhibits.
(d)	Exhibits.

Exhibit
Number	Description
10.1	Employment Agreement, dated February 23, 2010, between Verint Systems Inc. and Dan Bodner.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Verint Systems Inc.
Date: February 23, 2010
	By:	/s/ Peter Fante
		Name:	Peter Fante
		Title:	Chief Legal Officer

EXHIBIT INDEX

Exhibit
Number	Description
10.1	Employment Agreement, dated February 23, 2010, between Verint Systems Inc. and Dan Bodner.